Exhibit 99.1

Contact:	Dolph Baker, Chairman, President and CEO
Timothy A. Dawson, Vice President and CFO
(601) 948-6813

CAL-MAINE FOODS REPORTS FIRST QUARTER FISCAL 2017 RESULTS

JACKSON, Miss. (September 26, 2016)   Cal-Maine Foods, Inc. (NASDAQ: CALM) today reported results for the first quarter of fiscal 2017 ended August 27, 2016.

Net sales for the first quarter of fiscal 2017 were $239.8 million, a 60.7 percent decrease compared to  $609.9 million for the first quarter of fiscal 2016.  The Company reported a net loss of $30.9 million, or $0.64 per basic and diluted share, for the first quarter of fiscal 2017, compared to net income of $143.0 million, or $2.97 per basic share and $2.95 per diluted share, for the first quarter of fiscal 2016.

Dolph Baker, chairman, president and chief executive officer of Cal-Maine Foods, Inc., stated, “Our results for the first quarter of fiscal 2017 reflect a disappointing shell egg market with more challenging market conditions and significantly lower market prices than the first quarter of fiscal 2016.  Average customer selling prices dropped 58 percent from the record high levels we experienced a year ago.  As the supply of shell eggs moved higher after the disruptions created by the Avian Influenza outbreak in the spring of 2015, market prices declined.  Retail demand remained favorable;  however, lower institutional demand for egg products and reduced egg exports pushed inventory levels higher and created additional pricing pressures.  As cited in recent USDA Chickens and Eggs Reports, the increase in chicks hatched indicates the national laying flock will continue to expand.  Based on this report, we expect the shell egg supply will continue to grow through calendar 2016, and then we may begin to see a correction early next year.

“Our first quarter results were also affected by lower co-pack business and a small decline in specialty egg volume compared with the prior year period.    Sales of specialty eggs accounted for 22.9 percent of our total number of shell eggs sold and 46.7 percent of our shell eggs revenue for the first quarter of fiscal 2017.  Specialty egg prices held up better than non-specialty egg prices, but were down 20 percent from the extremely high levels in the first quarter of last year.  As non-specialty shell egg prices dropped, we experienced margin and volume pressures on specialty eggs as well.  Consumer demand trends remain favorable, and we  are focused on the continued expansion of our specialty egg business, especially cage-free eggs, in light of current and anticipated customer demand.  As reported, many food service providers,  national restaurant chains and major retailers, including our largest customers, have made public commitments to exclusive offerings of cage-free eggs by future specified dates.  We are making significant investments across our operations, including our joint venture with Rose Acre Farms in Texas and additional conversion projects, to expand our cage-free egg production and meet this expected future demand.  Above all, we will continue to support our customers with a favorable product mix that includes cage-free eggs, as well as other healthy and affordable options for consumers including conventional, nutritionally enhanced and organic eggs.”

Baker added  “Our operations ran well during the summer months;  however, we experienced higher farm production costs primarily due to ongoing capital improvement and conversion projects.  Our feed costs per dozen produced were marginally higher compared with a year ago, with adequate supplies of grain from last fall.  The USDA reports indicate another plentiful harvest for both corn and soybean crops this year,  which should result in lower grain prices for fiscal 2017.

“Looking ahead, we plan to continue to execute our strategy despite short-term market conditions.  We will focus on managing our operations efficiently and identifying additional growth opportunities, including acquisitions, that will enhance our ability to serve our customers and extend our market reach.  As previously announced on August 2, 2016, Cal-Maine Foods is in the process of acquiring substantially all of the assets of Foodonics International, Inc. and its related entities doing business as Dixie Egg Company.  The assets to be acquired include commercial egg production and processing facilities with capacity for approximately 1.6 million laying hens and related feed production, milling and distribution facilities in Georgia, Alabama and Florida as well as contract grower arrangements for an additional 1.5 million laying hens.  In addition, the assets to be acquired include the Egg-Land’s Best, Inc. franchise with licensing rights for portions of certain markets in Alabama, Florida and Georgia as well as Puerto Rico, Bahamas and Cuba.  We expect to close this transaction in the second quarter of fiscal 2017, and we are excited about the opportunities this acquisition will provide for Cal-Maine Foods and our customers,” said Baker.

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CALM Reports First Quarter Fiscal 2017 Results

September 26, 2016

Pursuant to Cal-Maine Foods’ variable dividend policy, for each quarter for which the Company reports net income, the Company pays a cash dividend to shareholders in an amount equal to one-third of such quarterly income. Following a quarter for which the Company does not report net income, the Company will not pay a dividend with respect to that quarter or for a subsequent profitable quarter until the Company is profitable on a cumulative basis computed from the date of the last quarter for which a dividend was paid.    Therefore, the Company did not pay a dividend with respect to the fourth quarter of fiscal 2016 and will not pay a dividend for the first quarter of fiscal 2017.  At August 27, 2016, cumulative losses that must be recovered prior to paying a dividend were $31.3 million.

Selected operating statistics for the first quarter of fiscal 2017 compared with the prior-year period are shown below:

	13 Weeks Ended

	August 27, 2016	August 29, 2015
Dozen Eggs Sold (000)	242,325	258,774
Dozen Eggs Produced (000)	198,782	202,648
% Specialty Sales (dozen)*	22.9%	22.4%
% Specialty Sales (dollars)*	46.7%	24.7%
Net Average Selling Price (dozen)	$0.952	$2.243
Net Average Selling Price Specialty Eggs (dozen)	$1.973	$2.481
Feed Cost (dozen)	$0.431	$0.419

*Excludes co-pack specialty eggs

Cal-Maine Foods, Inc. is primarily engaged in the production, grading, packing and sale of fresh shell eggs, including conventional, cage-free, organic and nutritionally-enhanced eggs. The Company, which is headquartered in Jackson, Mississippi, is the largest producer and distributor of fresh shell eggs in the United States and sells the majority of its shell eggs in states across the southwestern, southeastern, mid-western and mid-Atlantic regions of the United States.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and may be beyond our control. The factors that could cause actual results to differ materially from those projected in the forward‑looking statements include, among others, (i) the risk factors set forth in the Company’s SEC filings (including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8‑K), (ii) the risks and hazards inherent in the shell egg business (including disease, pests, weather conditions and potential for recall), (iii) changes in the demand for and market prices of shell eggs and feed costs, (iv) our ability to predict and meet demand for cage-free and other specialty eggs, (v) risks, changes or obligations that could result from our future acquisition of new flocks or businesses and risks or changes that may cause conditions to completing a pending acquisition not to be met, and (vi) adverse results in pending litigation matters. SEC filings may be obtained from the SEC or the Company’s website, www.calmainefoods.com. Readers are cautioned not to place undue reliance on forward-looking statements because, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate.  Further, the forward‑looking statements included herein are only made as of the respective dates thereof, or if no date is stated, as of the date hereof. Except as otherwise required by law, we disclaim any intent or obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

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CALM Reports First Quarter Fiscal 2017 Results

September 26, 2016

CAL-MAINE FOODS, INC. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

(In thousands, except per share amounts)

SUMMARY STATEMENTS OF OPERATIONS

	13 Weeks Ended
	August 27, 2016	August 29, 2015
Net sales	$239,845	$609,895
Gross profit (loss)	(9,569)	263,071
Operating income (loss)	(49,825)	220,108
Other income	1,285	549
Income (loss) before income taxes and noncontrolling interest	(48,540)	220,657
Income (loss) before income taxes attributable to Cal-Maine Foods, Inc.	(48,496)	219,590

Net income (loss)	$(30,936)	$143,023

Net income (loss) per share:
Basic	$(0.64)	$2.97
Diluted	$(0.64)	$2.95
Weighted average shares outstanding
Basic	48,249	48,163
Diluted	48,249	48,498

SUMMARY BALANCE SHEETS

	August 27, 2016	May 28, 2016
ASSETS
Cash and short-term investments	$306,848	$389,545
Receivables	74,099	67,448
Income tax receivable	34,855	11,830
Inventories	154,621	154,799
Prepaid expenses and other current assets	3,530	2,661
Current assets	573,953	626,283

Property, plant and equipment (net)	404,787	392,274
Other noncurrent assets	97,232	93,208
Total assets	$1,075,972	$1,111,765

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses	$59,223	$67,131
Current maturities of long-term debt	15,915	16,320
Current liabilities	75,138	83,451

Long-term debt, less current maturities	8,125	9,250
Deferred income taxes and other liabilities	105,282	101,703
Stockholders' equity	887,427	917,361
Total liabilities and stockholders' equity	$1,075,972	$1,111,765

,427

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